Deloitte & Touche LLP
200 Berkeley Street
Boston, MA  02116-5022
USA
Tel:  + 617 437 2000
www.deloitte.com

October 27, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 77k of Form N-SAR-B of the Pioneer Funds dated August 31, 2017 and have the following comments:
1.	We agree with the statements made in the first
three sentences of the first paragraph and the entirety of the second and third paragraphs of Item 77k of the filing.
2.	We have no basis on which to agree or disagree with
the statements made in the last two sentences of the first paragraph, or the entirety of the fourth, fifth, and sixth paragraphs of Item 77k of the filing.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, MA